As filed with the Securities and Exchange Commission on June 1, 2006

Registration No. 333-116243

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

Post-Effective

Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MERITAGE HOMES CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	86-0611231
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

17851North 85th Street
Suite 300
Scottsdale, Arizona	85255
(Address of Principal Executive Offices)	(Zip Code)

MERITAGE HOMES CORPORATION STOCK OPTION PLAN

(Full Title of the Plan)

Larry W. Seay

Executive Vice President and Chief Financial Officer

Meritage Homes Corporation

17851 North 85th Street

Suite 300

Scottsdale, Arizona  85255

480-609-3330

(Name, Address and Telephone

Number, Including Area Code, of Agent For Service)

With a copy to:

Steven D. Pidgeon

Snell & Wilmer L.L.P.

One Arizona Center

400 East Van Buren Street

Phoenix, Arizona  85004

602-382-6000

EXPLANATORY NOTE

Meritage Homes Corporation, a Maryland corporation (the “Registrant”) is filing this post-effective amendment to deregister certain securities originally registered pursuant to the following registration statements:

•                  Form S-8 Registration Statement No. 333-37859, filed on October 14, 1997, pursuant to which the Registrant registered 900,000 shares of Common Stock, par value $0.01 (the “Common Stock”) for issuance under the Meritage Homes Corporation Stock Option Plan (the “Former Plan”) (as adjusted to reflect an increase resulting from two 2-for-1 stock splits);

•                  Form S-8 Registration Statement No. 333-75629, filed on April 2, 1999, pursuant to which the Registrant registered 1,000,000 shares of Common Stock for issuance under the Former Plan (as adjusted to reflect an increase resulting from two 2-for-1 stock splits);

•                  Form S-8 Registration Statement No. 333-39036, filed on June 12, 2000, pursuant to which the Registrant registered 1,200,000 shares of Common Stock for issuance under the Former Plan (as adjusted to reflect a increase resulting from two 2-for-1 stock splits);

•                  Form S-8 Registration Statement No. 333-91960, filed on July 3, 2002, pursuant to which the Registrant registered 1,200,000 shares of Common Stock for issuance under the Former Plan (as adjusted to reflect a increase resulting from a 2-for-1 stock split); and

•                  Form S-8 Registration Statement No. 333-116243, filed on June 7, 2004, pursuant to which the Registrant registered 1,600,000 shares of Common Stock for issuance under the Former Plan (as adjusted to reflect a increase resulting from a 2-for-1 stock split).

A total of 5,900,000 shares (after giving effect to the Registrant’s two 2-for-1 stock splits effected in April 2002 and January 2005, respectively) were registered for issuance under the Registrant’s Former Plan.

The Registrant has since adopted a new equity incentive plan, the Meritage Homes Corporation 2006 Stock Incentive Plan (the “2006 Plan”) which effectively replaces the Former Plan. As of May 17, 2006 (the “Effective Date”), no future awards will be made under the Former Plan. According to the terms of the 2006 Plan, shares that were available for grant under the Former Plan that were not granted under the Former Plan are available for issuance under the 2006 Plan, including the number of shares that terminate, expire, or lapse for any reason after the Effective Date. The total number of shares available for grant under the Former Plan as of the Effective Date is 501,350 shares (the “Carried Forward Shares”). The Carried Forward Shares are hereby deregistered.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (file no. 333-116243), the Registrant is filing a Registration Statement on Form S-8 to register shares of Common Stock for offer or sale pursuant to the 2006 Plan, including the Carried Forward Shares.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 is hereby filed (i) to reallocate the Carried Forward Shares from the Former Plan to the 2006 Plan, and (ii) to carry over the registration fees paid for the Carried Forward Shares from the Registration Statement on Form S-8 filed for the Former Plan to the Registration Statement on Form S-8 for the 2006 Plan that is filed contemporaneously with the filing of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on this 31st day of May, 2006.

MERITAGE HOMES CORPORATION

By:	/s/ Larry W. Seay
Larry W. Seay
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each whose signature appears below constitutes and appoints Steven J. Hilton and Larry W. Seay, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven J. Hilton	Chairman, Chief Executive Officer	May 31, 2006
Steven J. Hilton	and Director

/s/ Larry W. Seay	Executive Vice President and	May 31, 2006
Larry W. Seay	Chief Financial Officer
(Principal Financial Officer)

/s/ Vicki L. Biggs	Controller and	May 31, 2006
Vicki L. Biggs	Chief Accounting Officer
(Principal Accounting Officer)

/s/ Robert G. Sarver	Director	May 31, 2006
Robert G. Sarver

/s/ Richard T. Burke	Director	May 31, 2006
Richard T. Burke

/s/ Raymond Oppel	Director	May 31, 2006
Raymond Oppel

/s/ Peter L. Ax	Director	May 31, 2006
Peter L. Ax

/s/ William G. Campbell	Director	May 31, 2006
William G. Campbell

Signature	Title	Date

/s/ Gerald W. Haddock	Director	May 31, 2006
Gerald W. Haddock